Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE MEETS REQUIRED MECHANICAL COMPLETION DATE ON FINAL TANK

ON GULF COAST LNG PROJECT

TULSA, OK – May 8, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that the Company has successfully met the required mechanical completion date on the third and final tank on its Gulf Coast LNG project. This achievement brings the Company to more than 95% complete on the project and the Company has now met the contractual delivery commitment on all three tanks. The remaining work on the site is expected to be finished in June as originally scheduled.

Michael J. Bradley, president and chief executive officer of Matrix Service Company stated, “The Matrix team on site put forth a tremendous effort to ensure that we met our customer’s completion dates. By remaining focused on the task at hand, despite the difficult construction environment during this period, the team was able to ensure that we met our commitments to our customer and completed tank three on time. This is a significant accomplishment for our Company and for our team on this project.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "anticipate," "continues," "expect," "forecast," "outlook," "believe," "estimate," "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the possibility of further overruns or delays on the Company’s Gulf Coast LNG project and those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Investors and Financial Media:

Truc Nguyen

Deputy Managing Director

Grayling Global

T: 646-284-9418

E: tnguyen@hfgcg.com

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